CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of PGIM Private Real Estate Fund, Inc. of our report dated February 24, 2025, relating to the financial statements and financial highlights of PGIM Private Real Estate Fund, Inc. which appears in PGIM Private Real Estate Fund Inc.’s Certified Shareholder Report on Form N-CSR for the year ended December 31, 2024. We also consent to the references to us under the headings "Financial Statements", "Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

New York, New York

April 29, 2025